Exhibit 99.1

Press Release

ZHONE AND TELLIUM COMPLETE MERGER

One-for-Four Tellium Reverse Split Completed

OAKLAND, CA (November 13, 2003)—Zhone Technologies, Inc., the first company dedicated to developing the full spectrum of next-generation access infrastructure solutions, today announced that the merger of Tellium, Inc. and Zhone Technologies, Inc. has been completed. The combined company is named Zhone Technologies, Inc. and will be headquartered in Oakland, California.

Immediately prior to the consummation of the merger, Tellium implemented a one-for-four reverse stock split. As a result of the merger, each outstanding share of Zhone common stock was converted into the right to receive 0.47 of a share of the combined company, on a post-reverse split basis. The combined company’s shares will commence trading on the NASDAQ Stock Market under the symbol “ZHNE” effective November 14, 2003. The company’s common stock will no longer be traded under the symbol TELM.

About Zhone Technologies, Inc. (Zhone)

Zhone’s strategy combines existing solutions with Zhone’s internally developed intellectual property to create a portfolio of scalable next-generation network products supporting a rich array of voice, data, video, and entertainment services. The company was founded by the senior management team that grew telecommunications pioneer Ascend Communications, Inc., from its startup roots to the multi-billion-dollar company acquired by Lucent Technologies (NYSE: LU) in June 1999. Zhone’s advanced networking solutions include the Single Line Multi-Service architecture (SLMS™), FlexBand™ Multi-service port, Zhone Management System (ZMS™), Broadband Access Node (BAN™), Multi-Access Line Concentrator (MALC™), AccessNode™ and Universal Edge™ 9000 products (purchased from Nortel Networks—NYSE/TSE: NT), Sechtor™ universal voice gateway, the Z-Edge™ access products and RAPTOR™ DSLAM, the Zhone Residential Gateway (ZRG) and the FiberJack™ PON Terminal.

For more information, please visit www.zhone.com or contact:

Zhone Technologies, Inc.

Investors

Marianne Lackey

Tel: +1 510-777-7013

Fax: +1 510-777-7001

Email: investor-relations@zhone.com

Media

David Markowitz

Tel : +1 510-777-7020

Fax : +1 510-777-7001

Email: dmarkowitz@zhone.com

Zhone, the Zhone logo, and all Zhone product names are trademarks of Zhone Technologies, Inc. Other brand and product names are trademarks of their respective holders. Copyright 2003 Zhone Technologies, Inc., All rights reserved.